April 30, 2019 Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549 Commissioners: We have read Atlas Financial Holdings, Inc.’s statements included in Item 4.01 of its Form 8-K, which we understand will be filed on April 30, 2019. We agree with such statements concerning our Firm. Sincerely, RSM US LLP